Exhibit 99.1

World Headquarters 6718 W. Plank Rd. Peoria, IL 61604 USA Ph: 309-697-4400 FAX: 309-697-5612

FOR IMMEDIATE RELEASE

For Further Information:
Horace Ward
President and Chief Executive Officer
(309) 633-6886
horace.ward@rohnnet.com

ROHN INDUSTRIES, INC. TO BE DELISTED FROM
NASDAQ SMALLCAP MARKET

         PEORIA, IL, July 18, 2003 — ROHN Industries, Inc., (NASDAQ: ROHNE), (the “Company”) a provider of infrastructure equipment to the telecommunications industry, announces today that the Nasdaq Listing Qualifications Panel (the “Panel”) has advised the Company that the securities of the Company will be delisted from the Nasdaq Stock Market with the opening of business on Monday, July 21, 2003 due to the fact that the Company is unable to meet the minimum bid price requirement as set forth in Marketplace Rule 4310(c)(4). Also as of the opening of business on July 21, 2003, the Company’s securities are eligible for inclusion on the OTC Bulletin Board. The OTC Bulletin Board symbol assigned to the Company will be ROHN.

         About the Company

         The Company is a manufacturer and installer of telecommunications infrastructure equipment for the wireless industry. Its products are used in cellular, PCS, radio and television broadcast markets. The Company’s products include towers, poles, related accessories and antennae mounts. The Company also provides design and construction services. The Company has a manufacturing location in Frankfort, IN along with offices in Peoria, IL and Mexico City, Mexico.

         Statements in this press release include “forward-looking statements” within the meaning of the Securities Exchange Act of 1934, the Private Securities Litigation Reform Act of 1995 and other related laws, and include, but are not limited to, those statements relating to sales and earning expectations, expected demand and other statements of outlook. The Company’s actual results and effects could differ materially from those currently anticipated in our forward-looking statements. Factors and risks that could cause such differences include, but are not limited to: wireless and fiber optic communications industry capital spending; the ability of the Company’s customers to secure adequate financing; elections by customers to terminate or delay previously placed orders; the effects of competition, particularly on pricing and margins; the Company’s implementation of our growth objectives in foreign markets; the Company’s indebtedness, which could restrict its operations, making it more vulnerable to adverse economic conditions and making it more difficult for us to implement its business strategy; liquidity problems that confront or may confront the Company; the Company’s inability to obtain bonding required for certain customer contracts or potential contracts; liabilities arising from an engineering problem with the Company’s internal flange poles and a testing and repair program undertaken by the Company in connection with that problem; unexpected problems and costs the Company may encounter or incur in consolidating our manufacturing operations at its facilities in Frankfort, Indiana; the Company’s Commonwealth of Pennsylvania construction project staying on its currently anticipated schedule; and regulatory changes affecting the industry in which the Company operates. The cautionary statement contained in Exhibit 99.1 to the Company’s Form 10-K for the year ended December 31, 2002 is incorporated herein by reference. Forward-looking statements are given as of the date of this release and the Company is not undertaking any duty or obligation to update these statements publicly as a result of new information, future events or otherwise.